Exhibit 1

STOCK SWAP AGREEMENT

This Stock Swap Agreement is made on October 31, 2002 between Synbiotics Corporation (“Synbiotics”) and Redwood West Coast, LLC (“Redwood”).

Synbiotics will issue 2,800 shares of its Series C Preferred Stock to Redwood in exchange for 2,800 shares of outstanding Series B Preferred Stock of Synbiotics owned by Redwood. This swap shall occur immediately after the execution and delivery of this Agreement and is intended to qualify as a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(E).

Redwood represents, warrants and covenants to Synbiotics that:

1. The Series B Preferred Stock it shall deliver is free and clear of all liens, security interests, encumbrances and adverse claims.

2. It is acquiring the Series C Preferred Stock (and any underlying Common Stock) for its own account for investment, and not with a view to any resale or distribution.

3. It understands that the Series C Preferred Stock (and any underlying Common Stock) cannot now be publicly traded, and constitutes “restricted securities” as well as “controlled securities” under Rule 144, and will bear an appropriate securities-law legend.

Synbiotics represents, warrants and covenants to Redwood that:

1. The Series C Preferred Stock is duly authorized, its issuance to Redwood in this transaction has been duly authorized, and, upon issuance to Redwood in this transaction, it will be validly issued, fully paid and nonassessable.

2. The Common Stock underlying the Series C Preferred Stock is duly authorized and has been duly reserved and, upon issuance of such Common Stock upon conversion of the Series C Preferred Stock in accordance with its terms, will be duly authorized, validly issued, fully paid and nonassessable.

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This Stock Swap Agreement shall be governed by California law. It cannot be amended except in writing. It constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, negotiations, promises, understandings and arrangements with regard to such subject matter.

SYNBIOTICS CORPORATION

By:	/s/ CHRISTOPHER P. HENDY
Vice President

REDWOOD WEST COAST, LLC

By:	/s/ THOMAS A. DONELAN
Thomas A. Donelan, Co-Managing Member

As the equity owners of Redwood, each of the undersigned represents that, to the extent it or he is for the purpose of blue sky laws treated as a purchaser of the Series C Preferred Stock (and the underlying Common Stock), it or he is acquiring the securities for its or his own account for investment, and not with a view to resale or distribution thereof.

THOMAS A. DONELAN IRA #06-2936

By:	/s/ THOMAS A. DONELAN, TRUSTEE

/s/ CHRISTOPHER P. HENDY
Christopher P. Hendy

/s/ THOMAS A. DONELAN
Thomas A. Donelan

/s/ JERRY RUYAN
Jerry Ruyan

/s/ ALAN R. HENDY
Alan R. Hendy

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IRA ACCOUNT #06-3400 CHRISTOPHER P. HENDY

By:	/s/ CHRISTOPHER P. HENDY

IRA ACCOUNT #781-90000-201 JERRY L. RUYAN

By:	/s/ JERRY L. RUYAN

REDWOOD HOLDINGS INC.

By:	/s/ THOMAS A. DONELAN
President

PROVIDENT BANK, Trustee of the Keating, Muething & Klekamp P.L.L. 401(k) Profit Sharing Plan F.B.O. Gary Kreider

By:	/s/ WILLIAM A. HARDING

[SIGNATURE PAGE TO STOCK SWAP AGREEMENT]